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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.     )

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Otter Tail Corporation
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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2007
Proxy Statement and
Annual Meeting Notice

Otter Tail Corporation
Annual Meeting of Shareholders
Monday, April 9, 2007
10 a.m., CST
Bigwood Event Center
921 Western Avenue
(Highway 210 West and Interstate 94)
Fergus Falls, Minnesota
Coffee will be served at 9:15 a.m., and lunch will follow the meeting. No reservation is necessary.
Please present your admission ticket,
which is attached to your proxy.
Contact Shareholder Services for
Information

Email	sharesvc@ottertail.com

Internet	www.ottertail.com

Fax	218-998-3165

Phone	800-664-1259 or 218-739-8479

Mail	Otter Tail Corporation
Box 496
Fergus Falls, Minnesota 56538-0496

March 5, 2007
To the Holders of Common Shares of Otter Tail Corporation:
You are cordially invited to attend the Annual Meeting of Shareholders of Otter Tail Corporation, which will be held at the Bigwood Event Center, Best Western Motel, Highway 210 West and Interstate 94, Fergus Falls, Minnesota, at 10:00 a.m. on Monday, April 9, 2007.
Enclosed are a formal Notice of Annual Meeting and the Proxy Statement, which describe the business to be conducted at the meeting. The Board of Directors proposes that shareholders reelect Mr. Arvid R. Liebe, Mr. John C. MacFarlane and Mr. Gary J. Spies for three-year terms on the Board of Directors.
Shareholders will be asked to ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for 2007.
Your vote is important. Whether or not you attend the meeting, we encourage you to vote your shares. You may vote your shares on the Internet or by using a toll-free telephone number. Instructions for using these convenient services are provided with your proxy card. Of course, you may vote your shares by marking your votes on the proxy card, signing and dating it, and mailing it in the envelope provided. If your shares are held of record in a brokerage account, please follow the instructions that you receive from your broker. Your broker will submit a proxy card to Otter Tail Corporation reflecting the votes it receives. ESOP participants should follow the instructions provided by Wells Fargo Bank, N.A.
For those shareholders who have not consented to electronic delivery of proxy materials, I have enclosed a copy of Otter Tail Corporation’s 2006 Annual Report.
Sincerely,
John C. MacFarlane
Chairman of the Board

Notice of Annual Meeting
Notice is hereby given to the holders of common shares of Otter Tail Corporation that the Annual Meeting of Shareholders of Otter Tail Corporation will be held in the Bigwood Event Center, Best Western Motel, Highway 210 West and Interstate 94, Fergus Falls, Minnesota, on Monday, April 9, 2007, at 10:00 a.m. to consider and act upon the following matters:
1.	To elect three Directors to Otter Tail Corporation’s Board of Directors to serve terms of three years.

2.	To ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the year 2007.

3.	To transact such other business as may properly be brought before the meeting.

March 5, 2007	GEORGE A. KOECK
Corporate Secretary and General Counsel
Your Vote is Important
Please vote your proxy by telephone or the Internet as described in the instructions on the enclosed proxy card. Or sign, date, and return the proxy card in the enclosed envelope, which does not require postage if mailed in the United States. If your shares are held of record in a brokerage account, please follow the instructions that you receive from your broker. Your broker will submit a proxy card to Otter Tail Corporation reflecting the votes it receives. ESOP participants should follow the instructions provided by Wells Fargo Bank, N.A.
Shareholders who are currently receiving a paper copy of the Proxy Statement and Annual Report can elect to receive future reports over the Internet. If you are interested in this option, please contact Shareholder Services by calling our toll free number 800-664-1259, or by e-mail at sharesvc@ottertail.com.

Table of Contents

Proxy Statement Questions and Answers	1

Outstanding Voting Shares	2

Election of Directors	2

Meetings and Committees of the Board of Directors	4

Contact with the Board of Directors	5

Director Compensation	6

Director Compensation Table	6

Management’s Security Ownership	7

Compensation Discussion and Analysis	8

Report of Compensation Committee	12

Executive Compensation	12

Report of Audit Committee	18

Ratification of Independent Registered Public Accounting Firm	18

Policy and Procedures Regarding Transactions with Related Persons	20

Shareholder Proposals for 2008 Annual Meeting	20

Other Business	20

Proxy Statement Questions and Answers

1. Q:	Why am I receiving these materials?

A:	The Board of Directors of Otter Tail Corporation provides these proxy materials for use at the Annual Meeting of Shareholders to be held on April 9, 2007. As a shareholder you are invited to attend the annual meeting and are entitled to vote on the proposals described in this Proxy Statement. These materials were sent to shareholders on or about March 5, 2007.

2. Q:	Who is entitled to vote at the annual meeting?

A:	Only common shareholders of record at the close of business on February 15, 2007 are entitled to vote at the annual meeting. As of the record date, 29,551,401 common shares of Otter Tail Corporation were issued and outstanding. Each shareholder is entitled to one vote per share.

3. Q:	What issues may I vote on at the annual meeting?

A:	You may vote on (1) the election of three nominees to serve on the Board of Directors; (2) the ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for 2007; and (3) on any other business that is properly brought before the meeting.

4. Q:	How do I vote my shares?

A:	You may vote either in person at the annual meeting or by granting a proxy. If you desire to grant a proxy, then you have three voting options:
•	by telephone

•	by Internet

•	by proxy card

If you intend to vote by proxy, please refer to the instructions included on your proxy card. Voting by proxy will not affect your right to vote your shares if you attend the annual meeting and desire to vote in person.

5. Q:	May I change my vote?

A:	You have the right to revoke your proxy any time before the annual meeting by:
•	providing written notice to an officer of Otter Tail Corporation and voting in person at the annual meeting;

•	submitting another proper proxy by telephone or the Internet; or

•	submitting a new written proxy bearing a later date at any time before the proxy is voted at the meeting.

6. Q:	How are the votes counted?

A:	In the election of Directors, you may vote FOR all of the nominees or your vote may be WITHHELD with respect to one or more nominees. If you return your signed proxy card, but do not mark the boxes showing how you wish to vote, your shares will be voted FOR all nominees and FOR the ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm.

Shares voted as abstentions on any matter (or as “withhold authority” as to Directors) will be counted as shares that are present and entitled to vote for purposes of determining the presence of a quorum at the meeting and as unvoted, although present and entitled to vote, for purposes of determining the approval of each matter as to which the shareholder has abstained.

If your shares are held in the name of a brokerage firm and you do not provide voting instructions to your broker, your shares will not be voted on any proposal for which your broker does not have discretionary authority to vote. If a broker submits a proxy that indicates that the broker does not have discretionary authority as to certain shares to vote on one or more proposals, those shares will be counted as shares that are present and entitled to vote for purposes of determining the presence of a quorum at the meeting, but will not be considered as present and entitled to vote with respect to such proposals. Brokers have discretionary authority to vote on the election of Directors and the ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm.

7. Q:	Where and when will I be able to find the results of the voting?

A:	Preliminary results will be announced at the Annual Meeting of Shareholders. Otter Tail Corporation will publish the final results in its quarterly report on Form 10-Q for the quarter ending June 30, 2007 to be filed with the Securities and Exchange Commission (“SEC”). You may also find the results on our website www.ottertail.com.

8. Q:	Who bears the cost of soliciting votes for the annual meeting?

A:	Otter Tail Corporation will pay the cost of preparing, assembling, printing, mailing, and distributing these proxy materials. In addition to soliciting proxies by mail, employees of Otter Tail Corporation may solicit them by telephone or in person. Employees receive no additional compensation for these solicitation activities.

Outstanding Voting Shares
The only persons known to Otter Tail Corporation to own beneficially (as defined by the SEC for proxy statement purposes) more than 5% of the outstanding common shares of Otter Tail Corporation as of February 26, 2007, are as follows:

Name and Address of	Amount and Nature of
Beneficial Owner	Beneficial Ownership	Percent of Class
Cascade Investment L.L.C. 2365 Carillon Point Kirkland, WA 98033	2,556,499 shs.(1)	8.7%

Jeffrey L. Gendell 55 Railroad Avenue Greenwich, CT 06830	1,760,756 shs.(2)	6.0%

Otter Tail Corporation Employee Stock Ownership Plan Wells Fargo Bank, N.A., Trustee Institutional Trust Services MAC: N9113-030 2700 Snelling Avenue North, Suite 300 Roseville, MN 55113	1,652,507 shs.(3)	5.6%

(1)	According to Form 13G dated February 14, 2006, the common shares owned by Cascade Investment L.L.C. as of December 31, 2005 are deemed to be owned beneficially by William H. Gates, III, as the sole member of Cascade Investment L.L.C., who has sole voting and investment power with respect to the shares shown.

(2)	The information shown is derived from a Schedule 13G filed February 23, 2007 with the SEC jointly by Jeffrey L. Gendell, Tontine Overseas Associates, L.L.C., Tontine Capital Partners, L.P. and Tontine Capital Management, L.L.C. According to Schedule 13G, (i) 382,132 common shares are directly owned by Tontine Capital Overseas Master Fund, L.P., of which Tontine Overseas Associates, L.L.C. serves as investment manager and has shared voting and dispositive power, and (ii) 1,378,624 common shares are directly owned by Tontine Capital Partners, L.P., of which Tontine Capital Management, L.L.C. is the general partner and has shared voting and dispositive power. The Schedule 13G states that Jeffrey L. Gendell is the managing member of Tontine Capital Management, L.L.C. and Tontine Overseas Associates, L.L.C. and, in that capacity, directs their operations and has shared voting and dispositive power with respect to all 1,760,756 common shares owned by Tontine Capital Overseas Master Fund, L.P. and Tontine Capital Partners, L.P.

(3)	The common shares owned by the Employee Stock Ownership Plan (“ESOP”) are held in trust for the benefit of participants in the ESOP for which Wells Fargo Bank, N.A. is Trustee, subject to the direction of the ESOP Retirement Committee. The ESOP has sole investment power over the common shares held in trust. Participants are entitled to instruct the ESOP Trustee on how to vote all common shares allocated to their accounts and will receive a separate proxy for voting such shares. All common shares allocated to the participants for which no voting instructions are received will be voted by the Trustee in proportion to the instructed shares. All unallocated common shares held by the ESOP (none as of December 31, 2006) will be voted as directed by the Retirement Committee.
Election of Directors
The Board of Directors of Otter Tail Corporation is comprised of nine Directors divided into three classes. The members of each class are elected to serve three-year terms with the term of office of each class ending in successive years. The terms of Mr. Arvid R. Liebe, Mr. John C. MacFarlane and Mr. Gary J. Spies expire at the time of the 2007 Annual Meeting of Shareholders. The Board of Directors, upon recommendation of the Corporate Governance Committee, nominates Mr. Liebe, Mr. MacFarlane and Mr. Spies for reelection to serve a three-year term ending at the time of the Annual Meeting of Shareholders in 2010.
Under Minnesota law, the affirmative vote of a plurality of the common shares present and entitled to vote with respect to the election of Directors is required for the election of the nominees to the Board of Directors. Proxies, unless otherwise directed thereon, will be voted in favor of all nominees. The proxies solicited may be voted for a substitute nominee or nominees in the event that any of the nominees is unable to serve, or for good reason will not serve, which is a contingency not now anticipated.
Brief biographies of the Director nominees and of the continuing Directors are found below. These biographies include the ages of the Directors (as of the 2007 Annual Meeting of Shareholders) and outlines of their business experiences. Each Director has held the same position or another executive position with the same employer for the past five years.
The Board of Directors has determined that, with the exception of Mr. MacFarlane, all of the Directors and Director nominees are independent (as defined by the NASDAQ Listing Standards). In addition Charles S. MacFarlane, President, Otter Tail Power Company, is the son of Mr. J. MacFarlane.
The Board of Directors recommends a vote FOR the election of all nominees to the Board of Directors.

Name	Principal Occupation	Age	Director Since
Nominees for election for three-year
terms expiring in April 2010:

Arvid R. Liebe	President	65	1995
	Liebe Drug, Inc.
	(retail business)

	Owner
	Liebe Farms, Inc.
	Milbank, South Dakota

	Mr. Liebe serves on the Compensation,Corporate
	Governance, and Executive Committees.

John C. MacFarlane	Chairman of the Board	67	1983
	Retired Chief Executive Officer and President
	Otter Tail Corporation
	Fergus Falls, Minnesota

	Mr. MacFarlane serves on the Executive Committee.

Gary J. Spies	Chairman	65	2001
	Service Food, Inc.
	(retail business)
	Fergus Falls, Minnesota

	Partner
	Fergus Falls Development Company,
	Midwest Regional Development Company, LLC
	(land and housing development)
	Fergus Falls, Minnesota

	Mr. Spies serves on the Audit and Corporate
	Governance Committees.

Directors with terms expiring
in April 2009:

Karen M. Bohn	President	53	2003
	Galeo Group, LLC
	(management consulting firm)
	Edina, Minnesota

	Director, Gander Mountain Company

	Ms. Bohn serves on the Audit,Corporate
	Governance and Executive Committees.

Edward J. McIntyre	Former Vice President and Chief Financial Officer	56	2006
	Xcel Energy, Inc.
	(energy company)
	Incline Village, Nevada

	Mr. McIntyre serves on the Audit and
	Compensation Committees.

Name	Principal Occupation	Age	Director Since
Joyce Nelson Schuette	Retired Managing Director and Investment Banker	56	2006
	Piper Jaffray & Co.
	(financial services)
	Minneapolis, Minnesota

	Ms. Schuette serves on the Compensation and Corporate
	Governance Committees.

Directors with terms expiring
in April 2008:

Dennis R. Emmen	Retired Senior Vice President, Finance, Treasurer	73	1984
	and Chief Financial Officer
	Otter Tail Power Company
	Fergus Falls, Minnesota

	Mr. Emmen serves on the Audit and
	Compensation Committees.

Kenneth L. Nelson	President and Chief Executive Officer	65	1990
	Barrel O’Fun, Inc.

	President and Chief Executive Officer
	Kenny’s Candy, Inc.

	President and Chief Executive Officer
	Tuffy’s Pet Foods, Inc.
	(snack and pet food manufacturing)
	Perham, Minnesota

	Mr. Nelson serves on the Audit Committee.

Nathan I. Partain	President and Chief Investment Officer	50	1993
	Duff and Phelps Investment Management Co.
	Chicago, Illinois

	President, Chief Executive Officer and Chief
	Investment Officer
	DNP Select Income Fund, Inc.
	(closed-end utility income fund)

	Mr. Partain serves on the Audit, Compensation,
	and Executive Committees.
Meetings and Committees of the Board of Directors
The full Board of Directors of Otter Tail Corporation considers all major decisions of Otter Tail Corporation. The Board of Directors has established a standing Audit Committee, Compensation Committee, Corporate Governance Committee, and Executive Committee so that certain important matters can be addressed in more depth than may be possible in a full Board of Directors meeting. Each Committee operates under a charter that is reviewed annually by that committee and the Board of Directors.
The full Board of Directors held a total of eight regularly scheduled and special meetings in 2006. The Board of Directors also held a planning retreat with senior management. In conjunction with each meeting and the retreat, the Board of Directors met in executive session without management present. During 2006, the Board of Directors also met in executive session without management and Chairman Mr. J. MacFarlane present. Each Director attended at least 75% of the total meetings of the Board of Directors, and the meetings of the committees on which he or she served. Each Director attended the Annual Meeting of Shareholders in 2006. Otter Tail Corporation expects that all Directors and executive officers will attend the Annual Meeting of Shareholders in 2007.

Audit Committee
The Audit Committee reviews the financial results of Otter Tail Corporation, reviews accounting, audit and control procedures, and retains and supervises the independent registered public accounting firm. The Audit Committee has oversight responsibility for Otter Tail Corporation’s Code of Conduct. This committee is composed of six members of the Board of Directors who, for 2006, were Ms. Karen M. Bohn, Mr. Dennis R. Emmen, Mr. Edward J. McIntyre, Mr. Kenneth L. Nelson, Mr. Nathan I. Partain (Chair), and Mr. Spies. All committee members are independent Directors (as defined by the NASDAQ Listing Standards). The Board of Directors has determined that Mr. Emmen, Mr. McIntyre, and Mr. Partain meet the SEC definition of an audit committee financial expert and all members of the committee are financially literate. During the course of 2006 the Committee received training on new financial issues affecting Otter Tail Corporation. The Audit Committee held four meetings in 2006. For further information on the actions of the Audit Committee, please refer to the Report of the Audit Committee on page 18. The Audit Committee Charter may be reviewed at www.ottertail.com.
Compensation Committee
The Compensation Committee reviews, recommends, and reports to the Board of Directors on all compensation programs, plans and policies involving Otter Tail Corporation’s Board of Directors and certain executive officers and develops, evaluates, and recommends for approval all equity based compensation plans of Otter Tail Corporation. The Compensation Committee oversees the administration of the 1999 Employee Stock Purchase Plan, the 1999 Stock Incentive Plan, and the Executive Annual Incentive Plan. Working with an outside compensation consultant retained by it, and subject to approval by the Board of Directors, this committee sets compensation for the Directors, the Chief Executive Officer, the Chief Financial Officer, and certain other executive officers. This committee is composed of five members of the Board of Directors who, for 2006, were Mr. Emmen, Mr. Liebe (Chair), Mr. McIntyre, Mr. Partain and Ms. Joyce Nelson Schuette, all of whom are independent Directors (as defined by the NASDAQ Listing Standards). The Compensation Committee held three meetings in 2006. For further information on the actions of the Compensation Committee, please refer to the Compensation Discussion and Analysis (“CD&A”) on page 8 and the Report of the Compensation Committee on page 12. The Compensation Committee Charter may be reviewed at www.ottertail.com.
Corporate Governance Committee
The Corporate Governance Committee identifies and recommends to the Board of Directors qualified candidates for election as Directors, on Director committee assignments, on actions necessary for the proper governance of Otter Tail Corporation, and on actions necessary for the evaluation of the performance of the Board of Directors and Chief Executive Officer. With input from the Chief Executive Officer, the Corporate Governance Committee recommends certain executive officers for annual election. The Corporate Governance Committee reviews issues and developments related to corporate governance practices and makes recommendations to the Board of Directors on changes in structure, rule or practice necessary for compliance and for good corporate governance.
The Board of Directors has not set minimum standards for Director candidates. Rather, it seeks highly qualified individuals with a wide variety of business and life experiences that will enable them to constructively review and guide management of Otter Tail Corporation. Otter Tail Corporation has successfully obtained highly qualified candidates for Directors without utilizing a paid outside consultant. The Corporate Governance Committee considers and evaluates potential Director candidates and makes its recommendations to the full Board of Directors. Any shareholder may submit a recommendation for nomination to the Board of Directors by sending a written statement of the qualifications of the recommended individual to the President and Chief Executive Officer, Otter Tail Corporation, Box 496, Fergus Falls, Minnesota 56538-0496. The Corporate Governance Committee will utilize the same process for evaluating all nominees, regardless of whether the nominee is submitted by a shareholder or some other source.
The Corporate Governance Committee is composed of four members of the Board of Directors who, for 2006, were Ms. Bohn (Chair), Mr. Liebe, Ms. Schuette and Mr. Spies, all of whom are independent Directors (as defined by the NASDAQ Listing Standards). The Corporate Governance Committee held three meetings in 2006. The Corporate Governance Committee Charter may be reviewed at www.ottertail.com.
Executive Committeee
The Executive Committee exercises certain powers of the Board of Directors between normally scheduled Board of Directors meetings and performs such duties as the Board of Directors may assign to it. The Executive Committee is composed of four members of the Board of Directors who, for 2006, were Ms. Bohn, Mr. Liebe, Mr. MacFarlane and Mr. Partain (Chair). The Executive Committee did not meet in 2006.
Contact with the Board of Directors
Shareholders may contact the Board of Directors by either mail or e-mail. Questions may be sent to the entire Board of Directors, to a particular committee, or to an individual Director. The mailing address is Otter Tail Corporation, Board of Directors, Box 9156, Fargo, North Dakota 58106-9156 and the e-mail address is boardofdirectors@ottertail.com. Although reviewed by the General Counsel, all questions are forwarded to the Board of Directors or the appropriate committee or Director.

Director Compensation
The Compensation Committee retained Towers Perrin to assess the competitiveness of the compensation provided to Directors of Otter Tail Corporation. Towers Perrin established a group of comparable companies by revenue in general industry. From that it established a market median for compensation in the categories of retainers, committee chair retainers, meeting and committee fees and equity compensation. Towers Perrin made recommendations to the Compensation Committee for changes in Director compensation that would place it at or near market median for Director compensation in each category. Based upon the recommendations, the Compensation Committee set compensation for Directors as described below. Total compensation for Directors as adopted is slightly above the market median.
All Directors of Otter Tail Corporation receive an annual retainer for their services as a Director. All Directors, except the Chairman, receive an annual retainer of $30,000. The Chairman receives an annual retainer of $66,000. Each committee chair receives an additional retainer of $7,000 per year. All Directors receive a fee of $1,500 for each Board of Directors and committee meeting they attend. In addition, Directors receive an actual expense or a $100 travel allowance if they are required to furnish their own transportation to Board of Directors or committee meetings outside their city of residence.
Each Director receives an annual grant of restricted stock, which in 2006 was 2,200 shares granted under the terms of the 1999 Stock Incentive Plan. The shares of restricted stock, which are granted on the date of the annual meeting, vest over a period of four years, at the rate of 25% per year, and are eligible for full dividend and voting rights.
Otter Tail Corporation has established a stock ownership guideline for Directors. Directors are to hold 4,000 shares of Otter Tail Corporation stock to be obtained within five years of beginning service on the Board of Directors.
Directors may elect to receive their compensation (other than expense reimbursements) in the form of cash, stock or a combination. Directors may elect to defer the receipt of all or part of their cash compensation pursuant to the Otter Tail Corporation Deferred Compensation Plan for Directors. The deferral may be in the form of cash or stock units. Cash deferrals receive interest at a rate equal to 1% over the prime commercial rate of U.S. Bank National Association. Deferrals in the form of stock units are credited quarterly with dividend equivalents equal to the dividend rate on Otter Tail Corporation’s common shares and the deferred amount is paid out in common shares.
Director Compensation Table
The following table provides summary compensation information for each Director for the year ending December 31, 2006.

	Fees Earned or
Name	Paid in Cash ($)[1]	Stock Awards ($)[2,3]	Total ($)
John C. MacFarlane [4]	77,250.00	37,220.00	114,470.00
Karen M. Bohn [5]	57,000.00	26,405.00	83,405.00
Dennis R. Emmen	51,750.00	47,574.00	99,324.00
Arvid R. Liebe [6]	56,754.00	37,220.00	93,974.00
Edward J. McIntyre [7]	40,500.00	10,355.00	50,855.00
Kenneth L. Nelson	45,750.00	37,220.00	82,970.00
Nathan I. Partain [8]	63,504.00	37,220.00	100,724.00
Joyce Nelson Schuette [7]	39,000.00	10,355.00	49,355.00
Gary J. Spies [9]	51,750.00	37,220.00	88,970.00
Thomas M. Brown [10]	16,504.00	59,320.00	75,824.00
Robert N. Spolum [10]	15,004.00	59,320.00	74,324.00

(1)	Includes the aggregate dollar amount of all fees earned or paid in cash for services as a Director (both paid and deferred) including annual retainer, committee chair retainer and meeting fees for each Board of Directors and committee meeting attended.

(2)	Represents the expense recognized by Otter Tail Corporation for 2006 determined in accordance with Financial Accounting Standard No. 123R (FAS 123R), using the same assumptions as are described at Note 7 to the consolidated financial statements in the Annual Report of Otter Tail Corporation for 2006. The grant date fair value of the restricted stock award for the 2,200 shares granted on April 10, 2006 was $62,128.00. In accordance with FAS 123R, Otter Tail Corporation chose the grant date cash value of the restricted stock as the equivalent to the closing stock price on the date of the grant ($28.24).

(3)	The number of shares of restricted stock and stock options held by each Director at fiscal year end is as follows (restricted/options): Mr. J. MacFarlane 4,100/ 239,000; Ms. Bohn 3,775/ 0; Mr. Emmen 4,100/ 4,000; Mr. Liebe 4,100/ 2,000; Mr. McIntyre 2,200/ 0; Mr. Nelson 4,100/ 0; Mr. Partain 4,100/ 4,000; Ms. Schuette 2,200/ 0; Mr. Spies 4,100/ 2,000.

(4)	Mr. J. MacFarlane is Chairman of the Board. Mr. J. MacFarlane donates 100% of his retainer to charity.

(5)	Ms. Bohn is Chair of the Corporate Governance Committee.

(6)	Mr. Liebe is Chair of the Compensation Committee.

(7)	Mr. McIntyre and Ms. Schuette joined the Board of Directors on April 10, 2006.

(8)	Mr. Partain is Chair of the Audit Committee and Executive Committee.

(9)	Mr. Spies defers both retainer and meeting fees and receives them in stock units.

(10)	Mr. Brown and Mr. Spolum retired from the Board of Directors on April 10, 2006.
Management’s Security Ownership
Listed in the following table are the number of common shares of Otter Tail Corporation beneficially owned by Directors and the executive officers named in the Summary Compensation Table, as well as the number of shares owned by Directors and executive officers of Otter Tail Corporation as a group as of December 31, 2006:

	Amount and Nature of		Percent
Name of Beneficial Owner	Beneficial Ownership (1)(2)		Class
Karen M. Bohn	4,950
Dennis R. Emmen	14,000	(3)
John D. Erickson	178,432	(4)
George A. Koeck	23,921
Arvid R. Liebe	12,224
Charles S. MacFarlane	49,984	(5)
John C. MacFarlane	304,713	(6)	1.0%
Edward J. McIntyre	3,651	(7)
Lauris N. Molbert	70,393	(8)
Kevin G. Moug	39,900	(9)
Kenneth L. Nelson	5,783
Nathan I. Partain	14,316	(10)
Joyce Nelson Schuette	2,265
Gary J. Spies	21,529	(11)
All Directors and executive officers as a group	746,061		2.5%

(1)	Represents outstanding common shares beneficially owned both directly and indirectly as of December 31, 2006. Except for Mr. J. MacFarlane, no Director, Director nominee, or executive officer beneficially owns more than 1% of the total outstanding common shares as of December 31, 2006. Except as indicated by footnote below, the beneficial owner possesses sole voting and investment powers with respect to the shares shown. No shares owned by any Director or executive officer were pledged as of December 31, 2006.

(2)	Includes common shares held by the Trustee of Otter Tail Corporation’s Employee Stock Ownership Plan for the account of executive officers of Otter Tail Corporation with respect to which such persons have sole voting power and no investment power, as follows: Mr. Erickson, 4,982 shares; Mr. Koeck, 703 shares; Mr. C. MacFarlane, 661 shares; Mr. J. MacFarlane, 20,845 shares; Mr. Molbert, 208 shares; Mr. Moug, 191 shares; and all Directors and executive officers as a group, 27,590 shares.

Includes the following common shares subject to options exercisable within 60 days of December 31, 2006: Mr. Emmen, 4,000 shares; Mr. Erickson, 116,000 shares; Mr. Koeck, 20,000 shares; Mr. Liebe, 2,000 shares; Mr. C. MacFarlane, 25,000 shares; Mr. J. MacFarlane, 239,000 shares; Mr. Molbert, 50,000 shares; Mr. Moug, 25,000 shares; Mr. Partain, 4,000 shares; Mr. Spies, 2,000 shares; and all Directors and executive officers as a group, 487,000 shares.

(3)	Includes 3,000 shares owned jointly with Mr. Emmen’s wife as to which he shares voting and investment power.

(4)	Includes 8,148 shares owned jointly with Mr. Erickson’s wife as to which he shares voting and investment power.

(5)	Includes 159 shares owned by Mr. C. MacFarlane’s minor children as to which he, as custodian, has voting and investment power.

(6)	Includes 27,351 shares owned jointly with Mr. J. MacFarlane’s wife as to which he shares voting and investment power.

(7)	Includes 1,000 shares held in trust with Mr. McIntyre’s wife as to which he shares voting and investment power.

(8)	Includes 14,685 shares owned jointly with Mr. Molbert’s wife as to which he shares voting and investment power.

(9)	Includes 824 shares owned jointly with Mr. Moug’s wife as to which he shares voting and investment power. Includes 12 shares owned by Mr. Moug’s minor children as to which he, as custodian, has voting and investment power.

(10)	Includes 1,000 shares owned jointly with Mr. Partain’s wife as to which he shares voting and investment power.

(11)	Includes 1,000 shares owned jointly with Mr. Spies’ wife as to which he shares voting and investment power.
No Director or executive officer of Otter Tail Corporation owned beneficially, directly, or indirectly, on December 31, 2006 any shares of any series of cumulative preferred shares of Otter Tail Corporation except for Mr. Emmen, who owned 115 cumulative preferred shares of the $3.60 series.
The information with respect to beneficial ownership of securities of Otter Tail Corporation is based on information furnished to Otter Tail Corporation by each person included in the table.
Section 16(a) Beneficial Ownership Reporting Compliance
Section 16(a) of the Securities Exchange Act of 1934, as amended, requires Otter Tail Corporation’s Directors and executive officers and holders of more than 10% of Otter Tail Corporation’s common shares to file with the SEC initial reports of ownership and reports of changes in ownership of common shares and other equity securities of Otter Tail Corporation. Based on the certification of the Directors and executive officers, Otter Tail Corporation believes that during the year ended December 31, 2006 its Directors and executive officers complied with all Section 16(a) filing requirements.
Compensation Discussion and Analysis
Purpose and Philosophy
The Compensation Committee of the Board of Directors is responsible for developing and recommending to the Board of Directors Otter Tail Corporation’s executive compensation program for the four principal executive officers: Mr. Erickson, Chief Executive Officer and President; Mr. Molbert, Chief Operating Officer and Executive Vice President; Mr. Moug, Chief Financial Officer and Treasurer; and Mr. Koeck, General Counsel and Corporate Secretary (referred to in this CD&A as the “executive officers”) and recommending it to the Board of Directors. Each of these executive officers is included in the Summary Compensation Table and the related tables beginning on page 12. The fifth individual found in the Summary Compensation Table and the related tables is Mr. C. MacFarlane, President, Otter Tail Power Company, which is a division of Otter Tail Corporation. Compensation for Mr. C. MacFarlane is determined by Mr. Molbert, the Chief Operating Officer of Otter Tail Corporation, to whom he reports. His compensation is discussed separately.
The Compensation Committee has adopted an Executive Compensation Policy which outlines the overall executive compensation philosophy of Otter Tail Corporation and describes the components of executive compensation for the executive officers. Otter Tail Corporation believes that strong, effective leadership is the cornerstone of its continued growth and success. To be successful, Otter Tail Corporation must be able to attract, retain, and motivate highly qualified executive officers with the competencies needed to excel in a rapidly changing marketplace and to understand issues relating to a diverse group of companies in several different industries.
Executive compensation at Otter Tail Corporation is focused on results. Otter Tail Corporation provides fair and equitable compensation to its executive officers by combining base pay, annual cash incentive, stock-based long-term incentive, retirement income, and competitive health, dental and other benefits. The Executive Annual Incentive Plan is designed to reward executives for Otter Tail Corporation’s current year financial success and recognize the responsibilities of the executive officers for meeting Otter Tail Corporation’s financial performance goals. Stock-based incentives focus on long-term performance by aligning the executive officers’ long-term financial interests with Otter Tail Corporation’s shareholders’ interest. Pension and retirement plans are provided to encourage long tenure amongst the executive officers. Health, dental, vacation and other benefits are designed to be competitive with companies with whom Otter Tail Corporation competes for executive talent.
Total direct compensation which includes base pay, annual cash incentive and stock-based long-term incentive is measured against similarly sized organizations (based on revenue) in general industry and the utility sector. Otter Tail Corporation targets total direct compensation for each executive officer near median for similarly sized organizations in general industry and the utility sector. The mix of pay (base pay, annual cash incentive and long-term incentive) is designed to reflect a strong bias towards pay for performance by placing a majority of target compensation at risk. The only element of total direct compensation that is not performance based is base pay. Both annual cash incentive and long-term incentive is performance based.
In 2006, the Compensation Committee retained Towers Perrin to prepare market-based compensation data comparing compensation information for the executive officers of Otter Tail Corporation with that for executive officers of companies of comparable size in general industry. The Compensation Committee also requested Towers Perrin to prepare market-based compensation data for the utility sector. Because of the diverse nature of Otter Tail Corporation’s operating companies, the Compensation Committee benchmarked against the general industry data in making its decisions. It used the utility sector data as a significant check or second reference point for its decisions. Towers Perrin created both the general industry data and the utility sector data from its own resources without input from Otter Tail Corporation. This data was utilized in establishing a market median for each executive officer related to base pay, annual cash incentive and stock-based long-term incentive. In addition to market data, the Compensation Committee considers individual performance, historical compensation, internal equity with other officers and the broader work force, and regional considerations.
Management does have a role in the compensation process. Mr. Erickson makes compensation recommendations for Mr. Molbert, Mr. Moug and Mr. Koeck, which the Committee may, but is not required to, consider. Mr. Erickson does not make an initial recommendation on his own compensation. In 2006, after the Compensation Committee had made a preliminary decision on compensation, Mr. Erickson asked that his compensation be lowered. The final compensation decision by the Compensation Committee for Mr. Erickson reflected his request in part.
Base Pay
Base pay is a traditional element of compensation provided almost universally by corporations. Base pay for each executive officer is set after considering market data for similar jobs in general industry and the utility sector as provided by the Compensation Committee’s independent consultants. The Compensation Committee also considers the level of compensation at risk for the executive officer in Otter Tail Corporation’s Executive Annual Incentive Plan. In 2006, base pay for executive officers was below general industry market median ranging from 61% (Mr. Erickson) of general industry market median to 83% of general industry market median. In addition to the factors discussed above, this deviation from market reflects the Compensation Committee’s belief in pay at risk.
Annual Cash Incentive
The Otter Tail Corporation Executive Annual Incentive Plan provides financial incentives to the executive officers for achieving Otter Tail Corporation annual performance targets. The annual cash incentive is designed to place a significant portion of each executive officer’s annual cash compensation “at risk” depending upon the financial performance of Otter Tail Corporation for that year. The target annual cash incentive for each executive officer is measured as a percentage of base pay. The target annual cash incentive for each executive officer is measured against market data. The target annual cash incentive is greater for Mr. Erickson and Mr. Molbert in recognition of their primary responsibility of delivering solid financial results for Otter Tail Corporation and to correlate highly with the philosophy of pay for performance. To place more of the total compensation at risk in accordance with this philosophy, a higher percentage of total targeted compensation is paid through incentive compensation. As a result, the targeted annual cash incentive percentage for 2006 was slightly above the market median for each executive officer and ranged from 50% of base pay to 95% of base pay. When combining base pay with targeted annual cash incentive, the executive officers were still below the market median for targeted cash compensation; ranging from a low of 63% (Mr. Erickson) of general industry market median to a high of 90% of general industry market median. This deviation is due, in part, to the deference given to the utility sector market data which is somewhat lower overall.
The financial targets for annual cash incentive are premised upon the executive officers delivering on their financial performance commitments to Otter Tail Corporation as reflected in part, in the annual budget approved by the Board of Directors. Before setting targets, the Compensation Committee takes into consideration whether the budget of Otter Tail Corporation reflects appropriate financial performance within the utility sector. In 2006 it compared return on equity (“ROE”) as budgeted at Otter Tail Corporation with ROE performance within the utility sector as found in several publicly available sources. The Compensation Committee found that a targeted ROE of 10.5% was slightly above median in the utility sector and accordingly the financial targets derived from it would require strong executive performance. These financial targets derived from budget and compared to utility sector performance provide a good benchmark for targeted performance for the annual cash incentive plan. The threshold performance level is set so as to make it achievable in most years, reflecting the fact that a significant portion of compensation is at risk. The maximum performance level is set high to reward only exceptional performance. With the exception of the ROE measure, Otter Tail Corporation is not disclosing the precise targets for each element of annual cash incentive. The remaining targets and ranges are consistent with the budget and public earnings guidance of Otter Tail Corporation. Otter Tail Corporation does not publicly disclose its budget and related financial measures. Budget information is confidential and disclosure of it would put Otter Tail Corporation at a competitive disadvantage. The financial targets for annual cash incentive are divided into three components as follows:
1.	Corporate earnings per share. Each executive officer receives 33.33% of the total target payout if Otter Tail Corporation achieves the targeted earnings per share. Each officer receives 8.33% of the total target payout if Otter Tail Corporation achieves the minimum performance level, and additional increments for performance above the target. Otter Tail Corporation was slightly above the targeted performance level for earnings per share in 2006.

2.	Corporate return on equity. Each officer receives 33.33% of the total target payout if Otter Tail Corporation achieves the targeted return on equity. Each officer receives 8.33% of the total target payout if Otter Tail Corporation achieves the minimum performance level, and additional increments for performance above the target. Otter Tail Corporation was slightly above the targeted performance level for return on equity in 2006.

3.	Cash flow from operations. Each officer receives 33.33% of the total target payout if Otter Tail Corporation achieves the targeted cash flow from operations. Each officer receives 8.33% of the total target payout if Otter Tail Corporation achieves the minimum performance level and additional increments for performance above the target. Otter Tail Corporation was slightly below the targeted performance level for cash flow from operations in 2006.
The Compensation Committee has discretion over the treatment of extraordinary gains, write offs or other events in determining the amount of incentive bonus to be paid. For 2006, the amount of annual cash incentive was based upon actual results.
Long-Term Incentives
Long-term incentive compensation for executive officers consists of performance share awards granted by the Compensation Committee under Otter Tail Corporation’s 1999 Stock Incentive Plan. The performance share awards are designed to tie the long-term incentives for the executive officers to Otter Tail Corporation stock performance and to further align the interests of the executive officers with shareholders. It does so in two ways. First, the number of shares awarded to the executive officers is based upon total shareholder return as compared to the Edison Electric Institute Index (“EEI Index”) for the three year period beginning on the first day of the year in which the grant is awarded. The EEI Index provides the weighted average of total shareholder returns for 63 shareholder owned electric utilities. Second, the value of the shares awarded increases or decreases with value provided to shareholders.
The targeted long-term incentive for each executive officer was again set with reference to the market median for similarly sized companies in general industry and the utility sector as determined by the Compensation Committee’s outside consultant. The long-term incentive awards for the executive officers at target were below market median for general industry; ranging from 34% (Mr. Erickson) of the general industry market median to 72% of the general industry market median. This is due in part to the fact that the utility sector market data is somewhat lower than the general industry market data. The performance shares, to the extent they become payable will be paid in common shares of Otter Tail Corporation.
Whether the performance shares become payable is based upon the total shareholder return of Otter Tail Corporation as compared to the total shareholder return of the companies that comprise the EEI Index over a three year period. For the grant awarded in 2006 the three year period is from January 1, 2006 through December 31, 2008. The EEI Index is chosen because it is the sector which includes Otter Tail Corporation common stock. For purposes of this calculation, total shareholder return equals stock appreciation plus the value of dividends. The actual payment of common shares may range from zero to 150% of the target amount and will be paid in 2009. The target amount will be paid if the total shareholder return for Otter Tail Corporation is at the 50th percentile of the EEI Index over the three year period. The threshold performance level is set so as to make it achievable in most years and the maximum performance level is set so as to make it achievable only through exceptional performance. Otter Tail Corporation believes that the target is appropriate as it is indicative of performance consistent with the sector over the three year measurement period. Stronger than sector performance is awarded with additional shares. Weaker than sector performance is penalized with the executive officers receiving fewer or no shares. A wide performance range is used because all of the long-term incentive portion of compensation is at risk.
Compensation for Charles S. MacFarlane
Compensation for Mr. C. MacFarlane is set solely by Mr. Molbert in his role as Mr. C. MacFarlane’s supervisor. The components of Mr. C. MacFarlane’s compensation consist of base pay, annual cash incentive, stock-based long-term incentive, retirement income, and competitive health, dental and other benefits.
Mr. C. MacFarlane’s compensation (including base salary, short and long-term incentive) is determined based upon several factors, including (1) market median compensation for similar positions at similarly sized companies in the utility sector; (2) job complexity; (3) tenure; and (4) internal compensation equities with incumbent employees.
Consistent with the philosophy of Otter Tail Corporation, Mr. C. MacFarlane’s annual cash incentive is designed to place a significant portion of his annual cash compensation “at risk” depending upon the financial performance of Otter Tail Power Company for that year. The targeted annual cash incentive percentage for Mr. C. MacFarlane is 50% of base pay. The targets for annual cash incentive for Mr. C. MacFarlane are designed to reward Mr. C. MacFarlane for providing demonstrated leadership, achieving budgeted financial returns and meeting non-financial goals at Otter Tail Power Company. The three components measured in determining annual cash incentive are utility net income, utility return on equity and individual performance. Individual performance is measured by Mr. Molbert and is based upon Mr. C. MacFarlane’s performance against key performance indicators, including safety, customer satisfaction, plant availability, system reliability, and personal goals. It also takes in to consideration Mr. C. MacFarlane’s role on the Otter Tail Corporation executive team. Mr. Molbert has some discretion to vary positively or negatively from the results dictated by performance. The financial targets for utility net income and utility return on equity are based upon meeting the financial goals of Otter Tail Power Company as determined in the Otter Tail Power Company budgeting process with Otter Tail Corporation. For the same reasons as discussed in the section related to the executive officers’ annual cash incentive compensation, Otter Tail Corporation is not disclosing the specific financial targets for utility net income and for utility return on equity in the CD&A.

The annual cash incentive targets for Mr. C. MacFarlane are divided into three components:
1.	Utility Net Income. Mr. C. MacFarlane receives 40% of the total target payout if Otter Tail Power Company achieves targeted utility net income. Mr. C. MacFarlane receives 20% of the total target payout if Otter Tail Power Company achieves the minimum performance level, and additional increments for performance above target. Otter Tail Power Company did not meet the minimum performance level in 2006.

2.	Utility Return on Equity. Mr. C. MacFarlane receives 35% of his total target payout if Otter Tail Power Company achieves the targeted utility return on equity. Mr. C. MacFarlane receives 17.5% of the total target payout if Otter Tail Power Company achieves the minimum performance level, and additional increments for performance above target. Otter Tail Power Company did not meet the minimum performance level in 2006.

3.	Individual Performance. The amount payable under the individual performance goal is targeted at 25% of Mr. C. MacFarlane’s targeted payout and may be increased above or below target at Mr. Molbert’s discretion. It is based upon Mr. C. MacFarlane’s performance against key performance indicators, including safety, customer satisfaction, plant availablility, system reliability, and personal goals. It also takes into consideration Mr. C. MacFarlane’s role on the Otter Tail Corporation executive team. Mr. C. MacFarlane was paid an individual performance bonus at target in 2006.
Mr. C. MacFarlane receives long-term incentive compensation in the form of restricted stock units granted by the Compensation Committee under the Otter Tail Corporation 1999 Stock Incentive Plan. The restricted stock units, which were granted on the date of the 2006 Annual Meeting of Shareholders vest into Otter Tail Corporation common shares in their entirety on April 8, 2010, provided Mr. C. MacFarlane is employed by Otter Tail Power Company on that date. Until the restricted stock units vest into Otter Tail Corporation common shares, Mr. C. MacFarlane has no dividend or voting rights.
Stock Ownership Guidelines
Otter Tail Corporation has established stock ownership requirements to ensure that the executive officers remain focused on long-term shareholder value. The ownership guidelines are as follows: Mr. Erickson, 70,000 shares; Mr. Molbert, 35,000 shares; Mr. Moug, 20,000 shares; and Mr. Koeck, 10,000 shares. Stock options are not considered as shares counting towards the ownership guidelines which must be met in 2009.
Retirement Income and Deferred Compensation
Historically, the executive officers of Otter Tail Corporation have provided Otter Tail Corporation with long-term service. Otter Tail Corporation believes that this long-term service by its executive officers has been fundamental to its success. Accordingly, Otter Tail Corporation encourages long-term service by providing executive officers security in retirement through its pension and supplemental retirement plans. The executive officers, including Mr. C. MacFarlane, participate in the plans related to retirement income and deferred compensation.
Central to providing retirement security and encouraging long-term service by its executive officers are the Otter Tail Corporation Pension Plan (“Pension Plan”) and non-qualified Executive Survivor and Supplemental Retirement Plan (“ESSRP”). Combined, these plans deliver a defined pension benefit that increases with years of service and compensation. A further description of the benefits under the plan is found in the narrative description to the Pension Benefits Table.
The executive officers, including Mr. C. MacFarlane, may elect to participate in a non-qualified deferred compensation plan. The plan offers a relatively low cost, competitive benefit consistent with plans offered by other employers. Participation in the plan is limited to the executive officers of Otter Tail Corporation and certain other employees of Otter Tail Corporation and its subsidiaries. Under the plan, participants may defer up to 50% of their base pay and 100% of their annual cash incentive compensation. The amounts deferred are segregated into one or more accounts chosen by the participant and earn a return based upon the performance of the investment option chosen by the participant. One account under the plan has a beginning distribution date coinciding with retirement. Other accounts may have distribution dates determined by the participant. Deferred contributions are made pre-tax. Each participant makes his or her own investment decisions on the amounts deferred and is solely at risk for investment returns. There are no Otter Tail Corporation contributions to the plan for executive officers and it is not at risk for individual investment returns.
Otter Tail Corporation provides a 401(k) Retirement Savings Plan which the employees of Otter Tail Corporation, including the executive officers and Mr. C MacFarlane, may participate. The plan permits all employees to set aside a portion of their income into the 401(k) Retirement Savings Plan and Otter Tail Corporation matches 50% of the first 5% set aside by an employee up to the statutory maximum. The participation of the executive officers is on precisely the same terms as any other participant in the plan.
Severance Benefits
Otter Tail Corporation has entered into change in control severance agreements with each of the executive officers except Mr. C. MacFarlane, that provide financial protection in the event of a change in control that disrupts the executive officer’s career. These agreements are designed to attract and retain high caliber executive officers, recognizing that change in control protections are commonly provided at comparable companies with which Otter Tail Corporation competes for executive talent. In addition, the change in control protections will enhance the impartiality and objectivity of the executive officers in the event of a change in control situation and better ensure that shareholder interests are protected. The protections contained in the change in control agreements provide for a “double trigger” which means that there must be both a change in control and a termination of employment for the provisions to apply. A more complete description of the change in control agreements is found in the tabular disclosure in this proxy found at page 17.
Otter Tail Corporation has also entered into executive employment agreements with the executive officers, except for Mr. C.MacFarlane. These agreements have been entered into by Otter Tail Corporation because they clearly define the obligations of Otter Tail Corporation and the benefits to the executive officer upon termination from employment. These agreements are more fully described in the tabular disclosure in this proxy found at page 17.
Deductibility of Executive Compensation
Section 162(m) of the Internal Revenue Code imposes limits on tax deductions for executive compensation in excess of $1,000,000 paid to any of the five top executive officers named in the summary compensation table. It is the Compensation Committee’s policy to take reasonable steps to preserve this tax deduction.
Report of Compensation Committee
The Compensation Committee of Otter Tail Corporation’s Board of Directors is composed of five independent directors defined by the NASDAQ Listing Standards, and operates under a written charter adopted by the Board of Directors. The Compensation Committee met and held discussions with management regarding the foregoing CD&A. Based upon that discussion with management and its review of the CD&A, the Compensation Committee has recommended to the Board of Directors that the CD&A be included in this Proxy Statement and in Otter Tail Corporation’s Annual Report on Form 10-K for the year ended December 31, 2006, filed with the SEC.
Arvid R. Liebe, Chair
Dennis R. Emmen
Edward J. McIntyre
Nathan I. Partain
Joyce Nelson Schuette
Executive Compensation
The following tables and accompanying narrative disclosure and footnotes should be read in conjunction with the CD&A, which sets forth the objectives of Otter Tail Corporation’s executive compensation and benefit program.
Summary Compensation Table
The table below contains information about compensation for the last fiscal year paid to the individuals who served as Chief Executive Officer and Chief Financial Officer during 2006, and each of the other three most highly compensated executive officers who were serving as executive officers at the end of 2006 (“Named Executive Officers”).
Summary Compensation Table

						Non-Equity	Change in
						Incentive	Pension Value &
						Plan	Non-Qualified	All Other
			Bonus	Stock Awards	Option Awards	Compensation	Deferred Compensation	Compensation
Name and Principal Position	Year	Salary ($)	($)[1]	($)[2]	($)[3]	($)[4]	Earnings ($)[5]	($)[6]	Total ($)
John D. Erickson President & CEO	2006	424,000	—	772,349	—	415,888	—	15,100	1,627,337

Kevin G. Moug Chief Financial Officer & Treasurer	2006	272,250	—	317,582	—	166,824	163,746	16,300	936,702

Lauris N. Molbert Executive Vice President & COO	2006	341,000	—	548,235	—	330,820	333,687	15,100	1,568,842

George A. Koeck General Counsel & Corporate Secretary	2006	241,250	—	193,637	—	121,863	—	15,100	571,850

Charles S. MacFarlane President, Otter Tail Power Company	2006	250,250	63,500	98,549	10,840	31,750	70,738	8,748	534,375

(1)	Mr. C. MacFarlane’s bonus was based upon his leadership in the development of Big Stone II and in preparing for significant regulatory activities and was awarded at the discretion of Mr. Molbert. Except with respect to Mr. C. MacFarlane, Otter Tail Corporation awards cash bonuses based solely on the achievement of certain performance targets and are thus reflected in the Non-Equity Incentive Plan Compensation column of this table.

(2)	The amounts shown represent the expense recognized by Otter Tail Corporation for 2006 determined in accordance with FAS 123R using the same assumptions as are described at Note 7 to the consolidated financial statements in the Annual Report of Otter Tail Corporation for 2006. Because of this methodology, the amounts actually disclosed include amounts related to restricted stock grants that have been reported in this table in prior years.

(3)	The amounts shown represent the expense recognized by Otter Tail Corporation for 2006 determined in accordance with FAS 123R using the same assumptions as are described at Note 7 to the consolidated financial statements in the Annual Report of Otter Tail Corporation for 2006.

(4)	Non-Equity Incentive Plan Compensation represents awards earned during 2006 for achieving performance goals under the Executive Annual Incentive Plan. See CD&A for a more detailed description.

(5)	This column represents the change in pension value and was determined utilizing the same assumptions as are described at Note 12 to the consolidated financial statements in the Annual Report of Otter Tail Corporation for 2006. The pension value decreased for Mr. Erickson and Mr. Koeck in 2006. The actual change in pension value for Mr. Erickson was ($806,956) and for Mr. Koeck was ($134,826).

(6)	Amounts of All Other Compensation for 2006 consists of (i) amounts contributed by Otter Tail Corporation under the Otter Tail Corporation 401(k) Retirement Savings Plan for 2006 as follows: Mr. Erickson, $5,500; Mr. Molbert, $5,500; Mr. Moug, $5,500; Mr. Koeck, $5,500; Mr. C. MacFarlane, $5,500; (ii) a car allowance as follows: Mr. Erickson, $9,600; Mr. Molbert, $9,600; Mr. Moug, $10,800; Mr. Koeck, $9,600; and (iii) the amount of Otter Tail Corporation’s contribution under the Employee Stock Ownership Plan for 2006 which was invested in common shares for the account of Mr. C. MacFarlane, $3,248.
Grants of Plan-Based Awards
The following table summarizes the 2006 grants of equity and non-equity awards to the Named Executive Officers.
Grants of Plan-Based Awards

								All other	All other
								Stock	Option
								Awards:	Awards:
		Estimated Future Payouts Under			Estimated Future Payouts Under			No. of	No. of		Grant Date Fair
		Non-Equity Incentive Plan Awards[2]			Equity Incentive Plan Awards[3]			Shares of	Securities	Exercise or Base	Value of Stock
		Threshold	Target	Maximum	Threshold	Target	Maximum	Stock or	Underlying	Price of Option	and Option
Name	Grant Date[1]	($)	($)	($)	(#)	(#)	(#)	Units (#)[4]	Options(#)	Awards ($/Sh)	Awards ($)
John D. Erickson	10-April-06	104,500	418,000	836,000	11,400	22,800	34,200	—	—	—	591,660
Kevin G. Moug	10-April-06	42,000	168,000	336,000	5,350	10,700	16,050	—	—	—	277,665
Lauris N. Molbert	10-April-06	83,125	332,500	665,000	8,900	17,800	26,700	—	—	—	461,910
George A. Koeck	10-April-06	30,625	122,500	245,000	3,700	7,400	11,100	—	—	—	192,030
Charles S. MacFarlane	10-April-06	47,625	127,000	—	—	—	—	4,300	—	—	109,263

(1)	The grant date of all awards is the date of the Board of Directors meeting at which such award is approved.

(2)	Represents awards granted to Mr. Erickson, Mr. Moug, Mr. Molbert and Mr. Koeck under the Executive Annual Incentive Plan. The awards are contingent upon Otter Tail Corporation reaching performance targets in three categories of performance: corporate earnings per share, return on equity and cash flow from operations. Each executive is entitled to receive an award in an amount of 25% to 200% of the target for each category based upon the performance of Otter Tail Corporation in the category, provided Otter Tail Corporation meets the threshold performance level. This plan and targets are more fully described in the CD&A.

Represents an incentive award granted to Mr. C. MacFarlane as determined on a basis consistent with the plan described in the CD&A. There are two formula driven measures, utility net income and utility return on equity. Provided Otter Tail Power Company reaches the threshold performance levels, Mr. C. MacFarlane could receive from 17.5% to 52.5% of targeted bonus for utility return on equity and from 20% to 80% of targeted bonus for utility net income. The third measure is individual performance and is based primarily upon performance against key performance indicators as described in the CD&A. This plan and targets are more fully described in the CD&A. The amount actually paid in 2006 was based upon Mr. C. MacFarlane’s individual performance and is reported on the Summary Compensation Table.

(3)	Represents grants of performance shares to each of Mr. Erickson, Mr. Moug, Mr. Molbert and Mr. Koeck that vest dependent upon the three year total shareholder return as compared to the companies comprising the Edison Electric Institute Index. The awards of performance shares are more fully described in the CD&A.

(4)	Represents a restricted stock unit grant to Mr. C. MacFarlane received in 2006. The restricted stock units vest into Otter Tail Corporation common shares on April 8, 2010 provided Mr. C. MacFarlane is employed by Otter Tail Power Company on that date. Mr. C. MacFarlane does not have dividend or voting rights for the restricted stock units until they vest.

Outstanding Equity Awards at Fiscal Year End
The following table summarizes the total outstanding equity awards as of December 31, 2006 for the Named Executive Officers:
OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

	Option Awards					Stock Awards
									Equity Incentive
			Equity Incentive					Equity Incentive	Plan Awards:
			Plan Awards:				Market	Plan Awards:	Market or
	Number of	Number of	Number of			Number of	Value of	Number of	Payout Value
	Securities	Securities	Securities			Shares or	Shares or	Unearned	of Unearned
	Underlying	Underlying	Underlying			Units of	Units of	Shares, Units	Shares, Units
	Unexercised	Unexercised	Unexercised	Option	Option	Stock That	Stock That	or Other Rights	or Other Rights
	Options (#)	Options (#)	Unearned	Exercise	Expiration	Have Not	Have Not	That Have Not	That Have Not
Name	Exercisable	Unexercisable[1]	Options (#)	Price ($)	Date	Vested (#)[2]	Vested ($)[2]	Vested (#)[3]	Vested ($)[3]
John D. Erickson	16,000			19.19	23-Feb-09
	25,000			19.75	10-Apr-10
	75,000			26.25	09-Apr-11
						9,000	280,440
								21,150	659,034
Kevin G. Moug	25,000			26.25	09-Apr-11
						3,000	93,480
								9,900	308,484
Lauris N. Molbert	50,000			26.25	09-Apr-11
						5,500	171,380
								16,500	514,140
George A. Koeck	20,000			26.25	09-Apr-11
						1,550	48,298
								6,850	213,446
Charles S. MacFarlane	10,000			29.74	10-Dec-11
	3,000			31.34	08-Apr-12
	6,000	2,000		27.25	14-Apr-13
	3,000			26.50	12-Apr-14
	3,000			24.93	11-Apr-15
						8,550	266,418

(1)	The unexercisable options of Mr. C. MacFarlane vest on April 14, 2007.

(2)	The unvested shares of restricted stock for Mr. Erickson, Mr. Molbert, Mr. Moug and Mr. Koeck vest on April 8, 2007. The unvested shares of restricted stock for Mr. C. MacFarlane vest on April 8, 2007, April 8, 2008 and April 8, 2009. The restricted stock units of Mr. C. MacFarlane vest on April 8, 2010.

(3)	The unvested performance shares for Mr. Erickson, Mr. Molbert, Mr. Moug and Mr. Koeck are reported at threshold. The actual number of shares paid shall be determined at a time set by the Compensation Committee after it determines whether the performance goals have been met in 2008 and 2009. This typically occurs in February of each year.
Option Exercises and Stock Vested in Last Fiscal Year
The following table provides information on option exercises and stock vested in 2006 related to the Named Executive Officers and the resulting value realized.
OPTION EXERCISES & STOCK VESTED

	Option Awards		Stock Awards
	Number of Shares Acquired	Value Realized on Exercise	Number of Shares	Value Realized on
Name	on Exercise (#)	($)[1]	Acquired on Vesting (#)	Vesting ($)[1]
John D. Erickson			26,900	785,404
Kevin G. Moug	14,750	148,203	9,075	268,602
Lauris N. Molbert			16,325	481,462
George A. Koeck			5,450	161,272
Charles S. MacFarlane			2,000	56,320

(1)	The value realized on the exercise of stock options is the difference between the fair market value of Otter Tail Corporation’s common shares at the time of exercise and the exercise price contained in the award agreement of the stock option. The value realized on the vesting of stock awards is the fair market value of Otter Tail Corporation’s common shares at the time of vesting. The fair market value as used in this table is the closing price of Otter Tail Corporation’s common shares on the date of exercise or vesting.
Pension and Supplemental Retirement Plans
The Pension Plan is a tax-qualified defined benefit pension plan. All employees of Otter Tail Corporation, including Otter Tail Power Company employees hired prior to January 1, 2006, are eligible to participate in the Pension Plan. Benefits for Mr. Erickson, Mr. Molbert, Mr. Moug and Mr. Koeck are determined by multiplying 37% of final average earnings (as defined in the Plan) by a fraction the numerator of which is the number of years of benefit accrual service up to 30 years and the denominator of which is 30. For these executive officers, final average earnings is determined using the 42 consecutive months out of the last 10 consecutive years prior to the participant’s retirement which produces the highest average salary, which includes base salary and bonus. For Mr. C. MacFarlane, the benefit is determined by multiplying 38% of his final average earnings by a fraction the numerator of which is the number of years of benefit accrual service up to 30 years and the denominator of which is 30. Final average earnings for Mr. C. MacFarlane is determined by using the 30 consecutive months out of the last 10 years prior to the participant’s retirement that produces the highest average salary which includes base salary and bonus. A full pension benefit is paid if the executive officer retires after he or she reaches age 62. If the executive officer commences payment prior to age 62, there is a reduction in pension benefit on a scale beginning at 5% at age 61 and ending at 39% at age 55, the earliest age at which the pension benefit may be received. The plan does not provide for a lump sum distribution. The plan does not contemplate, nor have there been granted additional years of credited service.
Each of the Named Executive Officers participates in the ESSRP. Participation in the ESSRP is determined by the Board of Directors. The ESSRP was amended and restated effective January 1, 2005 and amended again effective January 1, 2006. The principal effect of the restatement is to reduce future benefits under the ESSRP and reduce costs to Otter Tail Corporation. Mr. Erickson and Mr. Koeck will receive retirement benefits under the ESSRP equal to the greater of the following:
(1)	A benefit equal to 70% of the participant’s final average earnings (as defined in the ESSRP) offset by the participant’s social security benefit and the amount of the participant’s benefit from Otter Tail Corporation’s tax-qualified defined benefit Pension Plan; provided that the amount of this benefit will not increase after December 31, 2010. If this benefit is applicable, it will be paid for 15 years to the participant or the participant’s beneficiary, or for such longer period of time as the participant lives. Final average earnings under the ESSRP is the average of the participant’s total cash payments (base salary and bonus) paid to the participant during the highest consecutive 42 months in the 10 years prior to the date as of which final average earnings is determined.

(2)	The benefit is calculated under Otter Tail Corporation’s tax-qualified defined benefit Pension Plan, modified to include the participant’s bonus in the computation of covered compensation and to exclude any statutory compensation and benefits limit, and is offset by the participant’s benefit from the tax-qualified defined benefit Pension Plan. If this benefit is applicable, it will be paid in the same form as the participant’s tax-qualified defined benefit Pension Plan benefit.
Mr. Molbert, Mr. Moug and Mr. C. MacFarlane will receive retirement benefits under the ESSRP equal to the greater of the following:
(1)	A benefit equal to 65% of the participant’s final average earnings (as defined in the ESSRP) offset by the participant’s social security benefit and the amount of the participant’s benefit from Otter Tail Corporation’s tax-qualified defined benefit Pension Plan; provided that the amount of this benefit will not increase after December 31, 2010. The benefit amount accrues over a 15 year period. If this benefit is applicable, it will be paid for 15 years to the participant or the participant’s beneficiary, or for such longer period of time as the participant lives. Final average earnings for Mr. Molbert and Mr. Moug is defined in the same manner as for Mr. Erickson and Mr. Koeck. Final average earnings for Mr. C. MacFarlane is defined as the average of the total cash payments (base salary and bonus) paid to the participant during the highest consecutive 30 months in the 10 years prior to the date as of which final average earnings is determined.

(2)	The benefit is calculated under Otter Tail Corporation’s tax-qualified defined benefit Pension Plan, modified to include the participant’s bonus in the computation of covered compensation and to exclude any statutory compensation and benefit limits, and is offset by the participant’s benefit from the tax-qualified defined Pension Plan. If this benefit is applicable, it will be paid in the same form as the participant’s tax-qualified defined benefit Pension Plan benefit.
The executive officers are all vested in their benefits under the ESSRP. Mr. Molbert, Mr. Moug and Mr. Koeck were granted an additional 6.5, 5, and 3.6 years of service, respectively, under the ESSRP as of January 1, 2005. These increases were designed to more equitably apply the reduction in benefits caused by the January 1, 2005 Amendment to the ESSRP. The ESSRP does not provide for a lump sum distribution.
If an executive officer under the ESSRP dies while employed by Otter Tail Corporation, Otter Tail Corporation will pay the participant’s beneficiary an amount equal to four times the participant’s annual salary and bonus at the time of death. If an executive officer under the ESSRP dies after retirement or dies after termination for other reasons with a vested benefit, Otter Tail Corporation will pay the participant’s beneficiary a lesser amount, depending upon the executive officer’s age at death and his or her vested percentage.

If an executive officer retires prior to age 62 or terminates prior to retirement, with a vested benefit in the ESSRP, the executive officer will receive a reduced benefit amount. If a participant dies while still employed, his or her beneficiary will receive the actuarial equivalent of the participant’s benefit in 15 annual installments. Upon a change in control (as defined in the ESSRP), or in the event of the death of the executive officer while actively employed by Otter Tail Corporation, the executive officer becomes 100% vested in his or her accrued benefit. In the event of disability, years of credited service and years of participation continue to accrue under the ESSRP until such time as payments under Otter Tail Corporation’s long-term disability plan end. The Board of Directors has the right to amend, suspend or terminate the ESSRP, but no such action can reduce the benefits already accrued.
The following table summarizes the number of years of credited service and present accumulated value of the pension benefits for the Named Executive Officers under the Otter Tail Corporation Pension Plan and ESSRP.
PENSION BENEFITS

			Present Value of	Payments During
		Number of Years	Accumulated	Last Fiscal Year
Name	Plan Name	Credited Service (#)	Benefit ($)[1]	($)
John D. Erickson	Pension Plan	26.50	449,000	—
	ESSRP	12.00	2,185,890
Kevin G. Moug	Pension Plan	5.00	80,000	—
	ESSRP	10.00[2]	699,222
Lauris N. Molbert	Pension Plan	5.00	90,000	—
	ESSRP	11.50[3]	1,529,974
George A. Koeck	Pension Plan	7.33	171,000	—
	ESSRP	10.60[4]	882,957
Charles S. MacFarlane	Pension Plan	5.08	58,000	—
	ESSRP	5.00	170,219

(1)	The present value of the accumulated benefit is calculated in accordance with FAS 87. See Note 12 to the consolidated financial statements in Otter Tail Corporation’s 2006 Annual Report to Shareholders for the policy and assumptions made in the valuation of this accumulated benefit.

(2)	Includes 5 years of additional credited service which results in an additional accumulated benefit at present value of $442,149.

(3)	Includes 6.5 years of additional credited service which results in an additional accumulated benefit at present value of $984,516.

(4)	Includes 3.6 years of additional credited service which results in an additional accumulated benefit at present value of $288,530.
Non-Qualified Deferred Compensation
The following table presents information on non-qualified deferred compensation for the Named Executive Officers:
NON-QUALIFIED DEFERRED COMPENSATION1

	Executive	Registrant	Aggregate	Aggregate	Aggregate
	Contributions	Contributions in	Earnings in	Withdrawals /	Balance at Last
Name	in Last FY ($)[2]	Last FY ($)	Last FY ($)[2]	Distributions ($)	FYE ($)[3]
John D. Erickson	139,202	—	43,915	—	548,294
Kevin G. Moug	13,612	—	9,078	—	137,866
Lauris N. Molbert	91,248	—	26,309	—	257,266
George A. Koeck	—	—	—	—	—
Charles S. MacFarlane	25,001	—	32,901	—	262,446

(1)	The terms of Otter Tail Corporation’s non-qualified deferred compensation plan are described in the CD&A.

(2)	The amounts reported in the Executive Contributions column are also reported as compensation to the Named Executive Officers in the Summary Compensation Table while the amounts in the Aggregate Earnings column are not.

(3)	The amounts related to Executive Contributions reported in this column were previously reported in Summary Compensation Tables of Otter Tail Corporation, while the amounts related to Aggregate Earnings were not.
Potential Termination Payments Upon a Change in Control
Otter Tail Corporation has entered into change in control severance agreements (the Severance Agreements) with Mr. Erickson, Mr. Molbert, Mr. Moug, and Mr. Koeck. The Severance Agreements provide for certain payments and other benefits if, following a Change in Control, Otter Tail Corporation terminates the executive officer’s employment without Cause or the executive officer terminates his employment for Good Reason. Such payments and benefits include: (i) severance pay equal to three times the sum of the executive officer’s salary (at the highest annual rate in effect during the three years prior to the termination) and average annual bonus (for the three years prior to the termination); (ii) three years of continued life, health and disability insurance; (iii) the payment of legal fees and expenses relating to the termination; (iv) the termination of any noncompetition arrangement between Otter Tail Corporation and the executive officer; and (v) a gross-up payment for any excise tax imposed on such payments or benefits and for any tax imposed on such gross-up. Under the Severance Agreements, “Cause” is defined as willful and continued failure to perform duties and obligations or willful misconduct materially injurious to Otter Tail Corporation; “Good Reason” is defined to include a change in the employee’s responsibility or status, a reduction in salary or benefits, or a mandatory relocation; and “Change in Control” is defined to include a change in control of the type required to be disclosed under SEC proxy rules, acquisition by a person or group of 35% of the outstanding voting stock of Otter Tail Corporation, a proxy fight or contested election which results in Continuing Directors (as defined in the Agreements) not constituting a majority of Otter Tail Corporation’s Board of Directors, or another event the majority of the Continuing Directors determines to be a Change in Control.
Potential Termination Payments due Outside a Change in Control
Otter Tail Corporation has entered into employment agreements (the Employment Agreements) with Mr. Erickson, Mr. Molbert, Mr. Moug, and Mr. Koeck. The Employment Agreements provide that if Otter Tail Corporation terminates the employment of one of the executive officers for Cause or if one of the executive officers terminates the employment relationship without Good Reason (as defined in the Agreements) that the executive officer shall receive base pay and benefits through the date of termination. Alternatively, if Otter Tail Corporation terminates the employment of one of the executive officers for any other reason, or if one of the executive officers terminates the employment relationship for Good Reason, Otter Tail Corporation shall pay a severance payment equal to 1.5 times the sum of the executive officer’s base pay plus his most recent annual cash incentive payment in full satisfaction of Otter Tail Corporation’s obligations to the executive officer.
The following table presents information regarding potential payments pursuant to the agreements described above upon termination or change in control for each of the executive officers named below assuming the event took place on December 31, 2006.
Summary of Termination Provisions

	No Change in Control			Change in Control
	For Cause ($)	Death/Disability ($)	Without Cause ($)	($)
John D. Erickson[1]	—	1,318,068	2,601,900	5,440,825
Kevin G. Moug[2]	—	616,968	1,287,204	3,140,409
Lauris N. Molbert[3]	—	1,028,280	2,049,510	4,963,182
George A. Koeck[4]	—	426,892	977,187	2,477,486
Charles S. MacFarlane[5]	—	—	—	158,206

(1)	For Mr. Erickson, Death/Disability consists of performance shares vesting at target in the amount of $1,318,068; Without Cause consists of performance shares vesting at target in the amount of $1,318,068, and severance in the amount of $1,283,832; Upon a Change in Control consists of performance shares vesting at target in the amount of $1,318,068, severance in the amount of $2,442,376, restricted stock vesting in the amount of $280,440, a health benefit in the amount of $51,003, and a tax gross up in the amount of $1,348,938.

(2)	For Mr. Moug, Death/Disability consists of performance shares vesting at target in the amount of $616,968; Without Cause consists of performance shares vesting at target in the amount of $616,968, and severance in the amount of $670,236; Upon a Change in Control consists of performance shares vesting at target in the amount of $616,968, severance in the amount of $1,287,453, restricted stock vesting in the amount of $93,480, three additional years of credited service under the ESSRP in the amount of $223,676, a health benefit in the amount of $47,547, and a tax gross up in the amount of $871,285.

(3)	For Mr. Molbert, Death/Disability consists of performance shares vesting at target in the amount of $1,028,280; Without Cause consists of performance shares vesting at target in the amount of $1,028,280, and severance in the amount of $1,021,230; Upon a Change in Control consists of performance shares vesting at target in the amount of $1,028,280, severance in the amount of $1,970,547, restricted stock vesting in the amount of $171,380, three additional years of credited service under the ESSRP in the amount of $381,691, a health benefit in the amount of $49,059 and a tax gross up in the amount of $1,362,225.

(4)	For Mr. Koeck, Death/Disability consists of performance shares vesting at target in the amount of $426,892; Without Cause consists of performance shares vesting at target in the amount of $426,892, and severance in the amount of $550,295; Upon a Change in Control consists of performance shares vesting at target in the amount of $426,892, severance in the amount of $1,072,000, restricted stock vesting in the amount of $48,298, three additional years of credited service under the ESSRP in the amount of $194,284, a health benefit in the amount of $46,791 and a tax gross up in the amount of $689,221.

(5)	Mr. C. MacFarlane does not have a Change in Control agreement, but he would receive three additional years of credited service under the ESSRP in the event of a change in control in the amount of $158,206.
Report of Audit Committee
The Audit Committee of Otter Tail Corporation’s Board of Directors is composed of six independent Directors (as defined by NASDAQ Listing Standards), and operates under a written charter adopted by the Board of Directors. The Audit Committee retains and supervises Otter Tail Corporation’s independent registered public accounting firm, currently Deloitte & Touche LLP.
Management is responsible for Otter Tail Corporation’s internal controls and the financial reporting process. The independent registered public accounting firm is responsible for performing an independent audit of Otter Tail Corporation’s consolidated financial statements in accordance with generally accepted auditing standards and to issue a report thereon. The Audit Committee’s responsibility is to monitor and oversee these processes.
In this context, the Audit Committee met and held discussions with management and the independent registered public accounting firm. Management represented to the Audit Committee that Otter Tail Corporation’s consolidated financial statements were prepared in accordance with generally accepted accounting principles, and the Audit Committee reviewed and discussed the consolidated financial statements with management and the independent registered public accounting firm. The Audit Committee discussed with the independent registered public accounting firm matters required to be discussed by Statement on Auditing Standards No. 61 (Communications with Audit Committees).
Otter Tail Corporation’s independent registered public accounting firm also provided to the Audit Committee the written disclosures required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), and the Audit Committee discussed with the independent registered public accounting firm that firm’s independence.
Based on the Audit Committee’s discussions with management and the independent registered public accounting firm and the Audit Committee’s review of the consolidated financial statements and the report of the independent registered public accounting firm to the Audit Committee, the Audit Committee recommended to the Board of Directors that the audited consolidated financial statements be included in Otter Tail Corporation’s Annual Report on Form 10-K for the year ended December 31, 2006, filed with the SEC.
Nathan I. Partain, Chair
Karen M. Bohn
Dennis R. Emmen
Edward J. Mclntyre
Kenneth L. Nelson
Gary J. Spies
Ratification of Independent Registered
Public Accounting Firm
At the Annual Meeting of Shareholders, the Board of Directors will propose that shareholders ratify the appointment of the firm of Deloitte & Touche LLP as the independent registered public accounting firm to audit the consolidated financial statements of Otter Tail Corporation for 2007. This firm has no direct or indirect financial interest in Otter Tail Corporation.
The Audit Committee of Otter Tail Corporation’s Board of Directors has appointed Deloitte & Touche LLP as our independent registered public accounting firm for 2007. Shareholder ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm is not required by our bylaws or otherwise. However, the Board of Directors is submitting the appointment of Deloitte & Touche LLP to the shareholders for ratification as a matter of good corporate practice. If the shareholders fail to ratify the appointment, the Audit Committee will reconsider whether or not to retain that firm. Even if the appointment is ratified, the Audit Committee, which is solely responsible for appointing and terminating our independent registered public accounting firm, may in its discretion, direct the appointment of a different independent registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of Otter Tail Corporation and its shareholders.
A partner of the independent registered public accounting firm of Deloitte & Touche LLP will be present at the annual meeting to answer questions and to make a statement if he or she desires to do so. An affirmative vote of a majority of the common shares present and entitled to vote with respect to the ratification of the independent registered public accounting firm is required for ratification. Proxies, unless otherwise directed thereon, will be voted in favor of this proposal. The Board of Directors recommends a vote FOR the ratification of Deloitte & Touche LLP as the independent registered public accounting firm for 2007.

Fees
Aggregate fees that Deloitte & Touche LLP, the member firms of Deloitte Touche Tohmastu, and their respective affiliates (collectively, the “Deloitee Entities”) billed to Otter Tail Corporation for 2006 and 2005 are as follows:

Fees for Professional Services
	2006		2005
Total Audit Fees	$1,200,000	(a)	$1,418,011	(b)
Audit-Related Fees	17,080	(c)	5,800	(d)

Total Audit and Audit-Related Fees	1,217,080		1,423,811
Tax Fees	50,640	(e)	33,070	(f)

Total Fees Paid to Deloitte Entities	$1,267,720		$1,456,881

(a)	2006 audit fees, per engagement letter, of $1,120,000 and estimated expenses for the 2006 audit of $80,000.

(b)	2005 audit fees, per engagement letter, of $1,100,000, additional billings invoiced in 2005 for the 2004 audit of $243,041, estimated expenses for the 2005 audit of $70,000, and an out-of-scope additional billing of $4,970.

(c)	2006 fees of $7,740 related to the North Dakota Department of Health agreed-upon procedures, $5,500 related to the 2006 SEC comment letter, and $3,840 related to the Form S-8 filing.

(d)	2005 fees related to the S-3 filing.

(e)	Includes fees for tax planning and miscellaneous issues of $36,265 and IRS e-filing assistance of $14,375.

(f)	Includes fees for tax planning and miscellaneous issues of $25,545 and assistance with divestitures of $7,525.
Pre-Approval of Audit/Non-Audit Services Policy
Otter Tail Corporation’s Audit Committee has adopted, and the Board of Directors has ratified, the Audit and Non-Audit Services Pre-Approval Policy which sets forth the procedures and the conditions pursuant to which services proposed to be performed by the independent registered public accounting firm may be pre-approved. The independent registered public accounting firm has reviewed this policy and believes that implementation of the policy will not adversely affect the firm’s independence.
Four categories of services have been defined by Otter Tail Corporation within the policy to provide a consistent framework for assessment, decision-making, approval and reporting. The following is a summary of the key provisions of the policy.
Audit services are specified services directly related to performing the independent audit of Otter Tail Corporation and its subsidiaries. The independent registered public accounting firm will submit to the Audit Committee for pre-approval the scope and estimated fees associated with the current year audit at the July Audit Committee meeting.
Audit-related services are specified services that are related extensions of audit services and are logically performed by the independent registered public accounting firm. Additional services exceeding the specified pre-approved limits require specific Audit Committee approval.
Tax services are specified services related to tax matters. Using the independent registered public accounting firm for these matters creates efficiencies, minimizes disruption, or preserves confidentiality. Additional services exceeding the specified pre-approved limits, or adding service types to the pre-approved list, requires specific Audit Committee approval.
Other services include (a) “synergistic” services for which utilizing the independent registered public accounting firm creates efficiencies, minimizes disruption, or preserves confidentiality, or (b) “unique qualifications” services for which management has determined that the independent registered public accounting firm possesses unique or superior qualifications to provide the services. Additional services exceeding the specified pre-approved limits, or adding service types to the pre-approved list, requires specific Audit Committee approval.
“Restricted” non-audit services include nine specific restricted services outlined in the SEC’s final rule on auditor independence issued January 28, 2003. These services are not to be performed by the independent registered public accounting firm.
During 2005 and 2006, all of the services provided by Deloitte Entities for the services described above under audit fees, audit-related fees, tax fees and all other fees were pre-approved by the Audit Committee consistent with this procedure.

Policy and Procedures Regarding Transactions with Related Persons
The Board of Directors of Otter Tail Corporation has adopted a Policy and Procedures Regarding Transactions with Related Persons. This policy delegates to the Audit Committee responsibility for reviewing, approving, or ratifying transactions with “Related Persons” that are required to be disclosed under the rules of the Securities and Exchange Commission. Under the policy, a “Related Person” includes any of the directors or executive officers of Otter Tail Corporation, certain shareholders, and their immediate families. The policy applies to transactions in which Otter Tail Corporation is a participant and a Related Person will have a direct or indirect material interest, and where the amount involved exceeds $120,000. Under the policy, management of Otter Tail Corporation is responsible for disclosing to the Audit Committee all material information related to any covered transaction in order to give the Audit Committee an opportunity to authorize, approve, or ratify the covered transaction based upon its determination that the covered transaction is fair and reasonable and on terms no less favorable to Otter Tail Corporation than could be obtained in a comparable arm’s length transaction with an unrelated third party. A copy of Policy and Procedures Regarding Transactions with Related Persons can be found at www.ottertail.com.
At its February 16, 2007 meeting, the Audit Committee approved Otter Tail Corporation entering into a Note Purchase Agreement with Cascade Investment L.L.C. pursuant to which Otter Tail Corporation agreed to issue to Cascade, in a private placement transaction, $50 million aggregate principal amount of our senior notes due November 30, 2017. The notes will bear interest at a rate of 5.778% per annum, subject to adjustment in the event certain ratings assigned to our long-term senior unsecured indebtedness are downgraded below specific levels prior to the closing of the note purchase. The terms of the note purchase agreement are substantially similar to the terms of the note purchase agreement entered into in connection with the issuance of our $90 million 6.63% senior notes due December 1, 2011. The closing is expected to occur on December 3, 2007 subject to the satisfaction of certain conditions to closing, such as, there having been no event or events having a material adverse effect on the company as a whole, certain senior executives will still be in their roles, there having been no change in control nor impermissible sale of assets, the consolidated debt ratio to earnings before interest, taxes, depreciation and amortization as of September 30, 2007 will be less than 3.5 to 1, certain waivers will have been obtained and certain other customary conditions of closing will have been satisfied.
Otter Tail Corporation has the right to terminate the note purchase agreement by giving at least 30 days’ prior written notice to Cascade and paying a termination fee of $1 million. The proceeds of this financing will be used to redeem our $50 million 6.375% senior debentures due December 1, 2007.
Cascade is considered a Related Person because it own’s approximately 8.7% of Otter Tail Corporation’s outstanding common shares as of February 15, 2007.
Shareholder Proposals for 2008 Annual Meeting
Any holder of common shares of Otter Tail Corporation who intends to present a proposal which may properly be acted upon at the 2008 Annual Meeting of Shareholders of Otter Tail Corporation must submit such proposal to Otter Tail Corporation so that it is received at Otter Tail Corporation’s executive offices at 4334 18th Avenue SW, Suite 200, P. O. Box 9156, Fargo, North Dakota 58106-9156, on or before November 6, 2007, for inclusion in Otter Tail Corporation’s Proxy Statement and form of Proxy relating to that meeting.
If a holder of common shares wishes to present a proposal at the 2008 Annual Meeting of Shareholders, but does not wish to include it in the Proxy Statement and form of Proxy relating to that meeting, the holder must submit notice of the proposal to Otter Tail Corporation’s executive offices on or before January 21, 2008 in order for the proposal to be considered timely.
Other Business
As of the date hereof, the Board of Directors of Otter Tail Corporation is aware of no other proposals to be presented to the annual meeting, in addition to the items described above. If any other matters properly come before the annual meeting, the proxies will vote thereon at their discretion.
A copy of Otter Tail Corporation’s Annual Report on Form 10-K for the year ended December 31, 2006, including financial statements and schedules thereto, filed with the SEC, is available without charge to shareholders. Address written requests to:

Corporate Secretary Otter Tail Corporation PO Box 9156 Fargo, ND 58106-9156

215 South Cascade Street
Box 496
Fergus Falls, Minnesota 56538-0496
4334 18th Avenue SW
Box 9156
Fargo, North Dakota 58106-9156
www.ottertail.com

215	South Cascade Street, Fergus Falls, MN 56537
SEE OTHER SIDE
This proxy will be voted as directed. In the absence of specific directions, the proxy will be voted FOR the election of Directors, and FOR Item 2.

P/N

Please return upper portion in envelope provided.
PLEASE VOTE YOUR PROXY...NOW!
Please vote your proxy promptly. This will help save the expense of follow-up letters to shareholders who have not responded. We encourage you to vote by telephone or Internet. However, if you prefer to vote by mail, please complete, sign and date the reverse side of this card. If you vote by the Internet or telephone, please do not mail your proxy card.
If you elected to view proxy materials via the Internet, you will only receive this voting instruction form. Please go to our website at www.ottertail.com/annual to view the annual report and proxy statement online.

OTTER TAIL CORPORATION
ANNUAL MEETING OF SHAREHOLDERS
Monday, April 9, 2007
10:00 AM
ADMISSION TICKET
(OVER)

ANNUAL MEETING ADMISSION TICKET
Admission ticket for Otter Tail Corporation Annual Meeting of Shareholders, April 9, 2007 at 10:00 a.m. at the
Bigwood Event Center, 921 Western Avenue (Highway 210 West and I-94), Fergus Falls, MN.
Number of individuals
Please present this ticket for admittance of shareholder(s) named above.

	VOTING INSTRUCTIONS	Company Number: 664 Number:
You may vote your proxy in one of three ways.

VOTE BY THE INTERNET — https://secure.ottertail.com/proxy
•	Use the Internet to vote your proxy 24 hours a day, 7 days a week.
•	You will be prompted to enter the 3-digit company number and the 6-digit number, which are located in the box above.
•	Internet voting will terminate at 12:00 noon C.S.T., April 6, 2007.

VOTE BY TELEPHONE — 1-888-514-5365
•	Use any touch-tone phone to vote your proxy 24 hours a day, 7 days a week.
•	You will be prompted to enter the 3-digit company number and the 6-digit number which are located in the box above.
•	Please note the following options:
	➢	To vote as the Board of Directors recommends on All proposals: Press 1
	➢	To vote on each item separately, press 0. You will then hear these instructions:
Proposal 1: To vote FOR ALL nominees, press 1; to WITHHOLD FOR ALL nominees, press 9; To WITHHOLD FOR AN INDIVIDUAL nominee, press 0.
Proposal 2: To vote FOR, press 1; AGAINST, press 9; ABSTAIN, press 0.
	➢	When asked, you must confirm your vote by pressing 1.
•	Phone voting will terminate at 12:00 noon C.S.T., April 6, 2007.

VOTE BY MAIL
•	Mark, sign, and date your proxy card and return it in the postage-paid envelope provided.
Do not mail the proxy card if you vote by phone or Internet.
Thank you for voting.
ò    Please detach here    ò

PROXY
Solicited on Behalf of the Board of Directors
of OTTER TAIL CORPORATION
The undersigned hereby appoint KAREN BOHN AND JOYCE NELSON SCHUETTE (each with power to act alone and with full power of substitution) the proxies of the undersigned to vote all common shares that the undersigned is entitled to vote at the Annual Meeting of Otter Tail Corporation to be held April 9, 2007, and at any adjournment thereof, and hereby directs that this proxy be voted as instructed herein. The Board of Directors recommends voting for the election of Directors (Item 1), for the ratification of Deloitte & Touche LLP as our independent registered public accounting firm (Item 2).

1. ELECTION OF DIRECTORS
01) Arvid R. Liebe	02) John C. MacFarlane	03) Gary J. Spies

☐ FOR	☐ FOR	☐ FOR
☐ WITHHOLD	☐ WITHHOLD	☐ WITHHOLD
2. THE RATIFICATION OF DELOITTE & TOUCHE LLP as our independent registered public accounting firm.
                         FOR ☐           AGAINST ☐           ABSTAIN ☐
3. In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting.
Dated:                    , 2007

Signature	Signature, if held jointly
Please sign exactly as name appears on other side. When signing as attorney, administrator, trustee, or guardian, please give your full title.